Exhibit 99.1

Infinity Pharmaceuticals Provides Company Update and First Quarter 2020 Financial Results

- Fast Track Designation Granted for IPI-549 Plus Opdivo® in Patients with Advanced Urothelial Cancer -

- Infinity Voluntarily Pausing Enrollment on MARIO-275 to Evaluate the Risk/Benefit for Patients -

- Completion of Enrollment for MARIO-275 and MARIO-3 Delayed with Outlook for Completion of Enrollment and Impact on Data Readouts to Be Updated by 2Q Earnings Webcast -

- $20M Asset Backed Financing with BVF in January; Cash Runway into 2H2021 -

CAMBRIDGE, Mass., May 11, 2020 /Business Wire/ -- Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced its first quarter 2020 financial results and provided an update on the Company, including its first quarter progress with IPI-549, the Company’s first-in-class, oral immuno-oncology product candidate targeting immune-suppressive tumor-associated myeloid cells through selective phosphoinositide-3-kinase-gamma (PI3K-gamma) inhibition.
“While COVID-19 has created challenges for Infinity and the broader life sciences community, it has also highlighted the dedication, commitment and innovation that is allowing the continued advancement of desperately needed treatments for patients,” said Adelene Perkins, Chief Executive Officer and Chair of Infinity Pharmaceuticals. “Infinity remains committed to our clinical strategy which is designed to demonstrate the potential benefit of IPI-549 treatment for the patients in our trials who have some of the most challenging cancers and poor prognoses. It is imperative that these patients have continued access to treatment and that we advance the development of potentially promising new therapies. I am particularly proud of our team at Infinity, along with our collaborators and investigators, for prioritizing the safety of our patients while still enabling our progress in the clinic to continue. To this end, following an initial meeting with the MARIO-275 Independent Data Monitoring Committee, we are voluntarily pausing enrollment of patients in MARIO-275 to ensure patient safety while evaluating the potential benefit of IPI-549 plus Opdivo in patients with advanced urothelial cancer. The magnitude of the unmet need and the potential of IPI-549 plus Opdivo to improve outcomes for these patients is reflected in the Fast Track Designation we recently received for this combination in this patient population. Across all our studies, we are working closely with our clinical research organizations to leverage learnings from early patient enrollment and the impact of COVID-19 to address delays in new site initiation and enrollment. While the potential duration of delays in the enrollment of our trials are still being quantified, we anticipate the need for additional financial resources to fund our trials through key data readouts. We expect to provide additional updates on trial status including timelines for enrollment and data readouts as well as financial guidance by our 2Q webcast.”

Key 2020 Updates:
Clinical and Regulatory:

•	Fast Track Designation: Infinity received Fast Track Designation from the U.S. FDA for IPI-549 in combination with the checkpoint inhibitor Opdivo for the treatment of advanced urothelial cancer.

•
MARIO-275: MARIO-275 is the Company’s ongoing controlled, randomized Phase 2 study evaluating IPI-549 in combination with Opdivo in platinum-refractory, I/O naïve patients with (aUC), in collaboration with Bristol Myers Squibb, or BMS. The objective of this controlled study is to evaluate the potential benefit of adding IPI-549 to Opdivo monotherapy, building on the exploratory biomarker data from the BMS CheckMate-275 study demonstrating an association between high baseline levels of myeloid-derived suppressor cells, or MDSCs, and lower median overall survival as well as Infinity’s MARIO-1 study showing that treatment with IPI-549 reduced MDSC levels in the majority of patients treated.

Independent Data Monitoring Committee (IDMC): Infinity and the MARIO-275 IDMC held the first scheduled IDMC meeting to review safety data on the initial 42 patients treated in the study. Liver enzyme elevations of Grade 3 or higher were seen in seven of 42 patients: five with Grade 3, two with Grade 4 (one is newly observed and has not yet been reviewed by the IDMC). Liver enzyme elevations from the six patients reviewed by the IDMC were reversible and have resolved without sequela. Of 17 patients evaluable for efficacy, objective responses have been observed in patients with Grade 3 and above liver enzyme elevations as well as in patients without these elevations. Infinity is continuing to review this data with the IDMC and plans to continue the treatment of patients now on study with modifications including additional patient monitoring and a dose reduction while voluntarily pausing enrollment and amending the protocol in order to ensure patient safety while evaluating the potential benefit of IPI-549 plus Opdivo.

•
MARIO-3: MARIO-3 is the Company’s ongoing Phase 2 study in collaboration with Roche/Genentech to evaluate IPI-549 in novel triple combination front-line therapies with Tecentriq® and Abraxane® in triple negative breast cancer (TNBC) and with Tecentriq and Avastin® in renal cell cancer (RCC). The TNBC cohort of MARIO-3 is experiencing initial enrollment and site initiation delays, independent of a COVID-19 impact, which the Company is working closely with its CRO and investigators to evaluate.

•	MARIO-1: Additional data are expected in 2020 to the extent that they inform potential future IPI-549 development paths.

•
COVID-19: The Company is continuing to evaluate early enrollment trends in its studies as well as the impact of COVID-19 on its clinical programs. Patients enrolled on MARIO-275, MARIO-3 and MARIO-1 have continued treatment and study visits with limited disruption to date, and Infinity is working closely with trial sites to support the continued treatment of patients in compliance with study protocols. The pandemic is impacting new patient enrollment and site initiation across the Company’s clinical programs. New patient screening and enrollment and new site initiation are being assessed on a case-by-case basis and are ongoing in MARIO-3. There are no anticipated disruptions to drug supply.

•
Arcus Collaboration: A Phase 1b collaboration study with Arcus Biosciences, which is being conducted by Arcus, is evaluating a checkpoint-inhibitor free, novel triple-combination regimen of IPI-549 + AB928 (dual adenosine receptor antagonist) + Doxil® in up to approximately 40 advanced TNBC patients.

Financial:

•
In January 2020, completed a $20 million asset-backed financing with BVF Partners L.P. with sole recourse in potential royalty payments due on future sales of patidegib, a hedgehog pathway inhibitor discovered by Infinity and licensed to PellePharm in 2013. In addition, Infinity is eligible to receive an additional $5 million payment from BVF based on PellePharm’s ongoing Phase 3 clinical trial of patidegib topical gel in Gorlin Syndrome. PellePharm completed enrollment of its Phase 3 trial in 2019.

Corporate:

•
Appointed Richard Gaynor, M.D. to Board of Directors. Richard Gaynor, M.D. was most recently the President of Research and Development for Neon Therapeutics (NasdaqGS: NTGN), a biotechnology company developing novel neoantigen-targeted T cell therapies. Prior to his tenure at Neon Therapeutics, Dr. Gaynor spent 15 years in a series of senior roles at Lilly Oncology, most recently as Senior Vice President Clinical Development and Medical Affairs.

•	Established Clinical Advisory Board with the following initial members:

◦	Chair: Sam Agresta, MD, Infinity Board Member and Chief Medical Officer of Foghorn Therapeutics.

◦
Padmanee (Pam) Sharma, MD, PhD, co-leader of the MD Anderson Cancer Center’s immunotherapy platform and T.C. and Jeanette Hsu Endowed Chair in Cell Biology, Department of Genitourinary Medical Oncology. Dr. Sharma was the principal investigator on the BMS Checkmate-275 study that first demonstrated the association of high myeloid-derived suppressor cells, or MDSCs, to significantly lower overall survival in patients with advanced urothelial cancer (aUC) that provided the inspiration for Infinity’s MARIO-275 study to which Dr Sharma brings unique insight.

◦
Toni Choueiri, MD, Director of the Lank Center for Genitourinary Oncology at Dana-Farber Cancer Institute/Brigham and Women’s Hospital and the Jerome and Nancy Kohlberg Chair and Professor of Medicine at Harvard Medical School.

◦	Michael Postow, MD, co-leader of the Melanoma Disease Management Team at Memorial Sloan Kettering Cancer Center and assistant professor of medicine at Weill Cornell Medical College.

Updated Program and Financial Guidance:

•
Given that the Company is experiencing delays in MARIO-3 enrollment and site initiation and is voluntarily pausing enrollment in MARIO-275 while amending the MARIO-275 protocol to ensure patient safety, Infinity expects to provide additional updates on trial status including timelines for enrollment and data readouts as well as financial guidance by our 2Q webcast.

•
As a result of the delays in enrollment in its MARIO-3 and MARIO-275 clinical trials, Infinity anticipates that its existing financial resources will not be sufficient to fully fund the Company through key data readouts on all of its IPI-549 trials, and Infinity will need to find cost savings and/or seek additional capital resources in order to fund studies through key data readouts.

First Quarter 2020 Financial Results:

•	At March 31, 2020, Infinity had total cash, cash equivalents and available-for-sale securities of $50.3 million, compared to $42.4 million at December 31, 2019.

•
During the first quarter of 2020, Infinity recognized the $20 million gross proceeds from BVF, net of transaction costs, as a liability that will be amortized using the effective interest method over the life of the arrangement, in accordance with relevant accounting guidance. While recognized as a liability for accounting purposes, the Company is not obligated to repay the $20 million from BVF.

•
Research and development expense for the first quarter of 2020 was $7.3 million, compared to $5.8 million for the same period in 2019. The increase in R&D expense in 2020 compared to 2019 was primarily due to an increase in clinical and development activities for IPI-549.

•	General and administrative expense was $3.3 million for the first quarter of 2020, compared to $3.4 million for the same period in 2019.

•
Net loss for the first quarter of 2020 was $10.9 million, or a basic and diluted loss per common share of $0.19, compared to a net loss of $13.7 million, or a basic and diluted loss per common share of $0.24 for the same period in 2019.

2020 Financial Outlook:
Net Loss: Infinity expects net loss for 2020 to range from $40 million to $50 million.
Cash and Investments: Infinity expects to end 2020 with a year-end cash, cash equivalents and available-for-sale securities balance ranging from $15 million to $25 million.

Cash Runway: Based on its current operational plans, Infinity expects that its existing cash, cash equivalents and available-for-sale securities, will be adequate to satisfy the Company's capital needs into 2H2021. Infinity's financial guidance does not include potential additional funding or business development activities, a potential $5 million milestone payment from BVF based on PellePharm’s ongoing Phase 3 clinical trial of patidegib topical gel in Gorlin Syndrome, or any milestones from, or the sale of the Company’s equity interest in, PellePharm.

Conference Call Information
Infinity will host a conference call today, May 11, 2020, at 4:30 p.m. ET to discuss these financial results and company updates. A live webcast of the conference call can be accessed in the "Investors/Media" section of Infinity's website at www.infi.com. To participate in the conference call, please dial (877) 316-5293 (domestic) and (631) 291-4526 (international) five minutes prior to start time. The conference ID number is 1978798. An archived version of the webcast will be available on Infinity's website for 30 days.

About Infinity and IPI-549
Infinity is an innovative biopharmaceutical company dedicated to advancing novel medicines for people with cancer. Infinity is advancing IPI-549, a first-in-class, oral immuno-oncology development candidate that selectively inhibits PI3K-gamma, in multiple clinical studies. MARIO-275 is a global, randomized, controlled combination study of IPI-549 combined with Opdivo® in I/O naïve urothelial cancer. MARIO-3 is the first IPI-549 combination study in front-line advanced cancer patients and is evaluating IPI-549 in combination with Tecentriq® and Abraxane® in front-line TNBC and in combination with Tecentriq and Avastin® in front-line RCC. In collaboration with Arcus Biosciences, Infinity is evaluating a checkpoint inhibitor-free, novel combination regimen of IPI-549 plus AB928 (dual adenosine receptor antagonist) plus Doxil® in advanced TNBC patients. In 2019, Infinity completed enrollment in MARIO-1, a Phase 1/1b study evaluating IPI-549 as a monotherapy and in combination with Opdivo (nivolumab) in patients with advanced solid tumors including patients refractory to checkpoint inhibitor therapy. With these studies Infinity is evaluating IPI-549 in the anti-PD-1 refractory, I/O-naïve, and front-line settings. For more information on Infinity, please refer to Infinity's website at www.infi.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding: the therapeutic potential of IPI-549; ongoing discussions with the IDMC regarding additional patient monitoring, potential dose reduction and protocol amendment, the impact of a MARIO-275 protocol amendment, the impact of the COVID-19 pandemic on the company’s clinical studies, including potential delays and disruptions in patient enrollment, site activation and data readouts, as well as the impact on the company’s business operations, drug supply and financial guidance; the timing of further clinical trial updates from the company; the company’s guidance with respect to net loss, cash and cash equivalents and its cash runway; and the company's ability to execute on its strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company's current expectations. For example, there can be no guarantee that IPI-549 will successfully complete necessary preclinical and clinical development phases. Further, there can be no guarantee that any positive developments in Infinity's product portfolio will result in stock price appreciation. Management's expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the cost, timing and results of clinical trials and other development activities that may be delayed or disrupted by the COVID-19 pandemic or otherwise; the outcome of the Company’s risk/benefit review of its MARIO-275 clinical trial; the content and timing of decisions made by the U.S. FDA and other regulatory authorities; Infinity's ability to obtain and maintain requisite regulatory approvals; unplanned cash requirements and expenditures; development of agents by Infinity's competitors for diseases in which Infinity is currently developing or intends to develop IPI-549; and Infinity's ability to obtain, maintain and enforce patent and other intellectual property protection for IPI-549. These and other risks which may impact management's expectations are described in greater detail under the caption "Risk Factors" included in Infinity's annual report and quarterly reports filed with the Securities and Exchange Commission (SEC), and in other filings that Infinity makes with the SEC, available through the company’s website at www.infi.com. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity does not undertake and expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Opdivo® is a registered trademark of Bristol-Myers Squibb.
Tecentriq® and Avastin® are registered trademarks of Roche.
Abraxane® is a registered trademark of Celgene.
Doxil® is a registered trademark of Janssen Products.
Copiktra® is a registered trademark of Verastem, Inc.

INFINITY PHARMACEUTICALS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2020	December 31, 2019
Cash, cash equivalents and available-for-sale securities	$50,348	$42,444
Other current assets	2,677	2,137
Property and equipment, net	2,071	2,186
Other long-term assets	1,992	2,247
Total assets	$57,088	$49,014

Accounts payable and accrued expenses	$8,463	$9,698
Liability related to sale of future royalties, net[1]	28,926	29,626
Liability related to sale of future royalties to a related party, net[2]	19,800	—
Operating lease liability, less current portion	1,808	1,926
Long-term liabilities	343	38
Total stockholders’ equity (deficit)	(2,252)	7,726
Total liabilities and stockholders’ equity (deficit)	$57,088	$49,014

1 In the first quarter of 2019, Infinity recognized $30.0 million in gross cash proceeds received from the HCR agreement as a liability on the balance sheet in accordance with accounting guidance for royalty monetization. While recognized as a liability, the Company is not obligated to repay the $30.0 million from HCR.

2 In the first quarter of 2020, Infinity recognized $20.0 million in gross cash proceeds received from the BVF funding agreement as a liability on the balance sheet in accordance with accounting guidance for royalty monetization. While recognized as a liability, the Company is not obligated to repay the $20.0 million from BVF.

INFINITY PHARMACEUTICALS, INC.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Revenues:
Collaboration revenue	$—	$2,000
Royalty revenue	428	142
Total revenues	428	2,142
Operating expenses:
Research and development	7,346	5,766
General and administrative	3,324	3,398
Royalty expense[1]	258	6,761
Total operating expenses	10,928	15,925
Loss from operations	(10,500)	(13,783)
Other income (expense):
Investment and other income	186	289
Interest expense	(38)	(304)
Related party interest expense[2]	(534)	—
Total other expense	(386)	(15)
Loss before income taxes	(10,886)	(13,798)
Income taxes benefit	—	54
Net loss	$(10,886)	$(13,744)
Basic and diluted loss per common share:	$(0.19)	$(0.24)
Basic and diluted weighted average number of common shares outstanding:	57,343,608	56,924,914

1 In the first quarter of 2019, Infinity recognized $6.7 million of royalty expense, which reflects Takeda’s share of the $30.0 million gross proceeds received from HCR for the monetization of Copiktra royalties.

2 In the first quarter of 2020, Infinity recognized $20.0 million in gross cash proceeds received from the BVF funding agreement as a liability that will be amortized using the effective interest method over the life of the arrangement, in accordance with accounting guidance for royalty monetization.

Contact
Ashley Robinson
LifeSci Advisors, LLC
617-775-5956
arr@lifesciadvisors.com